As filed with the Securities and Exchange Commission on October 18, 2002
                                                           Registration No. 333-
----------------------------------------========================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           WESTELL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                     36-3154957
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                  Identification Number)

                             750 NORTH COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 898-2500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                NICHOLAS HINDMAN
                             CHIEF FINANCIAL OFFICER
                           WESTELL TECHNOLOGIES, INC.
                              750 N. COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 898-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   COPIES TO:
                                  Neal J. White
                                 Heidi J. Steele
                             McDermott, Will & Emery
                             227 West Monroe Street
                             Chicago, Illinois 60606
                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

                         CALCULATION OF REGISTRATION FEE
==================================== ==================== ============================ ======================== ====================
        TITLE OF EACH CLASS                AMOUNT              PROPOSED MAXIMUM           PROPOSED MAXIMUM              AMOUNT
        OF SECURITIES TO BE                 TO BE                 OFFER PRICE                 AGGREGATE                   OF
            REGISTERED                  REGISTERED(1)            PER SHARE(2)             OFFERING PRICE(2)      REGISTRATION FEE(2)
------------------------------------ -------------------- ---------------------------- ------------------------ --------------------
Class A Common Stock                       512,820                   $1.16                   $594,871.20                $54.74
   (par value $.01 per share)(3)
==================================== ==================== ============================ ======================== ====================
(1) Such number is deemed to include pursuant to Rule 416 under the Securities
Act of 1933 an indeterminate number of shares of the Registrant's Class A Common
Stock as may be issued from time to time pursuant to the terms of the warrants.
(2) Estimated solely for the purpose of calculating the registration fee, based upon the average high and low prices of Class A Common Stock on October 16,
2002, as reported on the Nasdaq Stock Market. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933.
(3) This registration statement is intended to cover the resale of the shares acquired by the warrant holder after such warrant holder has exercised warrants issued by the registrant. The warrants were issued pursuant to a private placement and are not being separately registered.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[SIDE LEGEND]
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these

                  SUBJECT TO COMPLETION, DATED OCTOBER 18, 2002

PROSPECTUS

                           WESTELL TECHNOLOGIES, INC.

                     512,820 SHARES OF CLASS A COMMON STOCK

                               ------------------

         This prospectus relates to 512,820 shares of Class A Common Stock of Westell Technologies, Inc. that may be sold from time to time by the selling stockholders named herein, or their transferees, pledgees, donees or successors.

         The shares are being registered to permit the selling stockholders to sell the shares in the public market. The shares may be sold through ordinary brokerage transactions, directly to market makers of our shares, in privately negotiated transactions or through any other means described in the section captioned "Plan of Distribution." We do not know if the selling stockholders will sell all or any of the shares offered hereby.

         We will not receive any of the proceeds from the sale of these shares. We have agreed to pay for the expenses of registering the shares with the Securities and Exchange Commission. The selling stockholders will pay for the costs of any commission or selling expenses.

         Our class A common stock is quoted on the Nasdaq Stock Market under the symbol "WSTL."

         INVESTING IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING ANY SECURITIES.

                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ------------------







              The date of this Prospectus is _______________, 2002.

WHERE YOU CAN FIND MORE INFORMATION............................................1
FORWARD-LOOKING STATEMENTS.....................................................1
WESTELL TECHNOLOGIES, INC......................................................1
RISK FACTORS...................................................................2
USE OF PROCEEDS...............................................................12
SELLING SECURITY HOLDERS......................................................12
PLAN OF DISTRIBUTION..........................................................15
LEGAL OPINIONS................................................................16
EXPERTS.......................................................................16

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

         As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's web site.

         The SEC allows us to "incorporate by reference" into this prospectus the information that we and other registrants file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information as indicated below. We incorporate by reference in this prospectus the following:

         o   our Annual Report on Form 10-K for the year ended March 31, 2002;
         o our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;
         o   our Schedule 14A for our 2002 annual meeting of shareholders;
         o the description of our Class A common stock included in our Form 8-A Registration Statement; and
         o any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities.

         You may request a copy of these filings, at no cost, by writing or telephoning us at Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois 60504, telephone: (630) 898-2500, Attention: Secretary.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained herein including, without limitation, statements containing the words "believe," "anticipate," "expect," "estimate", "await," "continue," "intend" and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, the risks identified in the section captions "Risk Factors" below and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 under the section captioned "Risk Factors." Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                           WESTELL TECHNOLOGIES, INC.

         The Company designs, manufactures, markets and services a broad range of digital and analog products used by telephone companies and other telecommunications service providers to deliver broadband services primarily over existing copper telephone wires that connect end users to a telephone company's central office. The copper wires that connect users to these central offices are part of the telephone companies' networks and are commonly referred to as the local loop or the local access network. Westell products and solutions are deployed worldwide, but Westell realizes the majority of its revenues from the North American market.

         Westell is a provider of broadband and digital subscriber line (DSL) technology solutions that allow the transport of high-speed data over the local loop and enable telecommunications companies to provide cost-effective and high-speed services over existing copper infrastructure. In addition, Westell also provides DSL products and solutions for businesses and enterprises such as Internet Service Providers. Westell also designs, develops and sells Telco Access Products (TAP) that monitor and maintain special service circuits in telephone companies' local loops. These special service circuits, such as T-1, are higher speed lines that provide voice and/or data services.

         Westell's 88.3% owned service subsidiary, Conference Plus, Inc. provides audio, video, and web conferencing services. Businesses and individuals use these services to hold voice, video or web conferences with many people at the same time. Conference Plus sells its services directly to large customers, including Fortune 100 companies and serves other customers indirectly through its private reseller program.

         Westell was incorporated in 1980 under the laws of the State of Delaware and has its principal executive offices at 750 North Commons Drive, Aurora, Illinois 60504 (telephone number: (630) 898-2500). Internet users can obtain information about Westell at http://www.westell.com although the contents of this website are not a part of this prospectus.

                                  RISK FACTORS

You should carefully consider the risks described below in addition to the other information contained and incorporated by reference in this prospectus before purchasing our securities. If any of the following risks occurs, our business, operating results or financial condition would likely suffer, and the market price for our securities could decline and you could lose your investment.

WE HAVE INCURRED AND MAY CONTINUE TO INCUR LOSSES.

Due to our significant ongoing investment in DSL and HDSL (high bit rate digital subscriber line) technology, which can be used by telephone companies and other service providers to increase the transmission speed and capacity of copper telephone wires, we have incurred losses through fiscal 2002. To date, we have incurred operating losses, net losses and negative cash flow on both an annual and quarterly basis. For the year ended March 31, 2002, we had net losses of $93.9 million.

We believe that our future revenue growth and profitability will depend on:

         o   creating sustainable DSL and HDSL sales opportunities;
         o lowering our DSL and HDSL product costs through design and manufacturing enhancements and volume reductions;
         o   developing new and enhanced T-1 products; and
         o   developing other niche products for both DSL and T-1 markets

         In addition, we expect to continue to evaluate new product opportunities. As a result, we will continue to invest heavily in research and development and sales and marketing, which could adversely affect our short-term operating results. We can offer no assurances that we will achieve profitability in the future.

OUR STOCK PRICE IS VOLATILE AND COULD DROP UNEXPECTEDLY.

Like many technology stocks, our stock has demonstrated and likely will continue to demonstrate extreme volatility as valuations, trading volume and prices move significantly. This volatility may result in a material decline in the market price of our securities, and may have little relationship to our financial results or prospects.

Our class A common stock price has experienced substantial volatility in the past and is likely to remain volatile in the future due to factors such as:

         o   our actual and anticipated quarterly and annual operating results;
         o variations between our actual results and analyst and investor expectations;
         o announcements by us or others on developments affecting our business;

         o investor and analyst perceptions of our company and comparable public companies;
         o   future sales of debt or equity securities;
         o the activities of short sellers and risk arbitrageurs regardless of our performance; and
         o conditions and trends in the data communications and Internet-related industries.

Many of the factors listed above are not within our control. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class litigation. If we were involved in securities class litigation, we could incur substantial costs and our management's attention could be diverted.

WE FACE SECURITIES CLASS LITIGATION WHICH COULD SIGNIFICANTLY HARM OUR BUSINESS.

In fiscal 2000, Westell Technologies, Inc. and certain of its officers and directors were named in consolidated class actions. The cases allege generally that the defendants violated the antifraud provisions of the federal securities laws by allegedly issuing material false and misleading statements and/or allegedly omitting material facts necessary to make the statements made not misleading thereby allegedly inflating the price of Westell stock for certain time periods. The cases seek damages allegedly sustained by plaintiffs and the class by reason of the acts and transactions alleged in the complaints as well as interest on any damage award, reasonable attorneys' fees, expert fees, and other costs. We cannot predict what the outcome of these lawsuits will be. It is possible that we may be required to pay substantial damages or settlement costs in excess of our insurance coverage, which could have a material adverse effect on our financial condition and results of operation. Any verdict against us could harm our business. Even if we are meritorious in such litigation, we have incurred and could incur in the future substantial legal costs and management's attention and resources could be diverted from our business which could cause our business to suffer.

WE MAY NEED ADDITIONAL FINANCING.

We must continue to enhance and expand our product and service offerings in order to maintain our competitive position and to increase our market share. As a result and due to our net losses, the continuing operations of our business may require substantial capital infusions. Whether or when we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. Unless such cash flow levels are achieved, we may require additional borrowings or the sale of debt or equity securities, sale of non-strategic assets, or some combination thereof, to provide funding for our operations. In addition, if we are unable to generate sufficient working capital or obtain alternative financing, we may not be able to repay our debt under our existing credit facilities when it becomes due. If we cannot generate sufficient cash flow from our operations, or are unable to borrow or otherwise obtain additional funds to finance our operations when needed, our financial condition and operating results would be materially adversely affected and we would not be able to operate our business.

WE HAVE AN ESTIMATED $67 MILLION OF TOTAL INDEBTEDNESS AT JUNE 27, 2002, WHICH COULD HURT OUR ABILITY TO BORROW AND UTILIZE CASH FLOW AS NECESSARY AND RESTRICT OUR OPERATIONS.

The degree to which we are leveraged could have important consequences, including the following:

         o our ability to borrow may be limited and additional amounts for working capital and capital expenditures may not be available;
         o a substantial portion of our cash flows must be used to pay our interest expense and repay our debt, which reduces the funds that would otherwise be available for our operations or product development;
         o we may be more vulnerable to economic downturns and competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and
         o fluctuations in market interest rates will affect the cost of our borrowings.

In addition, our credit facilities contain numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. Our ability to meet the financial ratios and tests and other provisions contained in our credit facilities could be affected by changes in economic or business conditions or other events beyond our control. Any failure to comply with the obligations in our credit facilities could result in an event of default under our facilities, which, if not cured or waived, could permit acceleration of our indebtedness which could have a material adverse effect on us. In addition, our credit facilities expire on June 30, 2003. If we do not obtain alternative financing or generate sufficient working capital, our ability to refinance this debt could be materially adversely affected.

DUE TO THE RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY, OUR PRODUCTS MAY BECOME OBSOLETE BEFORE WE CAN REALIZE SIGNIFICANT REVENUES FOR OUR PRODUCTS, WHICH COULD CAUSE US TO INCUR CHARGES FOR EXCESS AND OBSOLETE INVENTORY AND MATERIALLY HARM OUR BUSINESS.

The telecommunications industry is subject to rapid technological change and volatile customer demands, which results in a short product commercial life before a product becomes obsolete. As a result, we have in the past and may in the future devote disproportionate resources to a product that has an unexpected short commercial life and/or have to write off excess and obsolete inventory, each of which would harm our operating results and financial condition and harm our business. From time to time, we may need to write off inventory as excess or obsolete. In the past, we have experienced such write-offs. For example, we recognized an inventory adjustment to net realizable value and charges for excess and obsolete inventory of $13.9 million during fiscal year 2002. If we incur substantial inventory expenses that we are not able to recover because of changing market conditions, it could have a material adverse effect on our business, financial condition and results of operations.

PRICING PRESSURES ON OUR DSL AND HDSL PRODUCTS MAY AFFECT OUR ABILITY TO BECOME PROFITABLE.

We have and may in the future offer DSL and HDSL products based upon forward pricing. Forward pricing will cause us to incur low margins on DSL and HDSL product sales unless we can reduce manufacturing costs. We believe that manufacturing costs may decrease if:

         o   more cost-effective transceiver technologies become available,
         o product design efficiencies and component integration are obtained, and
         o   we achieve economies of scale related to increased volume.

There is no guaranty that we will be able to secure significant additional DSL and HDSL orders and reduce per unit manufacturing costs that we have factored into our forward pricing of DSL and HDSL products. As a result, we could incur low margins in connection with sales of DSL and HDSL products even if our unit volume increases. Low margins from our sales of DSL and HDSL products could result in fluctuations in our quarterly operating results and would materially and adversely affect our ability to achieve profitability and implement our business goals.

OUR PRODUCTS FACE COMPETITION FROM OTHER EXISTING PRODUCTS, PRODUCTS UNDER DEVELOPMENT AND CHANGING TECHNOLOGY, AND IF WE DO NOT REMAIN COMPETITIVE, OUR BUSINESS WILL SUFFER AND WE WILL NOT BECOME PROFITABLE.

The markets for our products are characterized by:

         o intense competition within the DSL and HDSL market and from other industries such as cable and wireless industries;
         o   rapid technological advances;
         o   evolving industry standards;
         o   changes in end-user requirements;
         o   frequent new product introductions and enhancements; and
         o   evolving customer requirements and service offerings.

New products introductions or changes in services offered by telephone companies or over the Internet could render our existing products and products under development obsolete and unmarketable. Further, we believe that the domestic market for many of our traditional T-1 products is decreasing, and will likely continue to decrease, as high capacity digital transmission becomes less expensive and more widely deployed. Our future success will largely depend upon our ability to continue to enhance and upgrade our existing products, such as T-1 and DSL, and to successfully develop and market new products, such a HDSL, on a cost-effective and timely basis.

In addition, our current product offerings primarily enable telephone companies to deliver digital communications over copper telephone wires in the local access network. Telephone companies also face competition in the delivery of digital communications from cable operators, new telephone companies, and wireless service providers. If end users obtain their high-speed data transmission services from these alternative providers, then the overall demand for DSL products will decline.

To remain competitive we must develop new products to meet the demands of these emerging transmission media and new local access network providers. Our business would be severely harmed if our products become obsolete or fail to gain widespread commercial acceptance due to competing products and technologies.

EVOLVING INDUSTRY STANDARDS MAY ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND CONSEQUENTLY HARM OUR BUSINESS.

Industry wide standardization organizations such as the American National Standards Institute and the European Telecommunications Standards Institute are responsible for setting transceiver technology standards for DSL and HDSL products. We are dependent on transceiver technologies from third parties to manufacture our products. If transceiver technologies needed for standards-based products are not available to us in a timely manner and under reasonable terms, then our revenues would significantly decrease and our business and operating results would suffer significantly.

In addition, the introduction of competing standards or implementation specifications could result in confusion in the market and delay decisions regarding deployment of our products. Delay in the announcement of standards would materially and adversely impact our product sales and would severely harm our business.

ANY UNEXPECTED INCREASE IN DEMAND FOR DSL AND HDSL PRODUCTS COULD ADVERSELY IMPACT OUR ABILITY TO MANUFACTURE SUFFICIENT QUANTITIES OF DSL AND HDSL PRODUCTS, WHICH WOULD AFFECT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

Any unexpected increase in demand for DSL and HDSL products could adversely impact our ability to supply DSL and HDSL products in a timely manner, which would harm our business. Without proper lead times, we may not have the ability to, or may have to pay a premium to, acquire and develop the necessary capabilities to satisfy an unexpected increase in demand for our products. We may become dependent upon subcontractors to manufacture a portion of our DSL products and expect that our reliance on these subcontractors will increase if demand for our DSL products increases. Reliance on subcontractors involves several risks, including the potential lack of adequate capacity and reduced control over product quality, delivery schedules, manufacturing yields and costs. The use of subcontractors could result in material delays or interruption of supply as a consequence of required re-tooling, retraining and other activities related to establishing and developing subcontractor relationships. Any manufacturing disruption would impair our ability to fulfill orders, and if this occurs, our revenues and customer relationships would be materially adversely affected. Any material delays or difficulties in connection with increased manufacturing production or the use of subcontractors could severely harm our business. Our failure to effectively manage any increase in demand for our products would harm our business.

WE ARE DEPENDENT ON THIRD PARTY TECHNOLOGY, THE LOSS OF WHICH WOULD HARM OUR BUSINESS.

We rely on third parties to gain access to technologies that are used in our current products and in products under development. For example, our ability to produce DSL products is dependent upon third party transceiver technologies. Our licenses for DSL transceiver technology are nonexclusive and the transceiver technologies have been licensed to numerous other manufacturers. If our DSL transceiver licensors fail to deliver commercially ready or standards compliant transceiver solutions to us and other alternative sources of DSL transceiver technologies are not available to us at commercially acceptable terms, then our business and operating results would be significantly harmed.

Any impairment in our relationships with the licensors of technologies used in our products would force us to find other developers on a timely basis or develop our own technology. There is no guaranty that we will be able to obtain the third-party technology necessary to continue to develop and introduce new and enhanced products, that we will obtain third-party technology on commercially reasonable terms or that we will be able to replace third-party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of our products. We would have severe difficulty competing if we cannot obtain or replace much of the third-party technology used in our products. Any absence or delay would materially adversely affect our business and operating results.

WE ARE DEPENDENT ON SOLE OR LIMITED SOURCE SUPPLIERS, THE LOSS OF WHICH WOULD HARM OUR BUSINESS.

Integrated circuits and other electronic components used in our products are currently available from only one source or a limited number of suppliers. Our inability to obtain sufficient key components or to develop alternative sources for key components as required, could result in delays or reductions in product deliveries, and consequently severely harm our customer relationships and our business. Furthermore, additional sole-source components may be incorporated into our future products, thereby increasing our supplier risks. If any of our sole-source suppliers delay or halt production of any of their components, or fail to supply their components on commercially reasonable terms, then our business and operating results would be harmed.

In the past we have experienced delays in the receipt of key components which have resulted in delays in related product deliveries. There is no guaranty that we will be able to continue to obtain sufficient quantities of key components as required, or that such components, if obtained, will be available to us on commercially reasonable terms.

WE HAVE NO LONG TERM CONTRACTS OR ARRANGEMENT WITH SUPPLIERS WHICH COULD ADVERSELY AFFECT OUR ABILITY TO PURCHASE COMPONENTS AND TECHNOLOGIES USED IN OUR PRODUCTS.

We have no long-term contracts or arrangements with any of our suppliers. We may not be able to obtain components at competitive prices, in sufficient quantities or under other commercially reasonable terms. If we enter into a high-volume or long-term supply arrangement and subsequently decide that we cannot use the products or services provided for in the supply arrangement, then our business would also be harmed.

WE WILL NOT BE ABLE TO SUCCESSFULLY COMPETE, DEVELOP AND SELL NEW PRODUCTS IF WE FAIL TO RETAIN KEY PERSONNEL AND HIRE ADDITIONAL KEY PERSONNEL.

Because of our need to continually evolve our business with new product developments and strategies, our success is dependent on our ability to attract and retain qualified technical, marketing, sales and management personnel. To remain competitive we must maintain top management talent, employees who are involved in product development and testing and employees who have developed strong customer relationships. Because of the high demand to these types of employees, it is difficult to retain existing key employees and attract new key employees. Our inability to attract and retain additional key employees could harm our ability to successfully sell existing products and develop new products and implement our business goals.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE.

We may experience significant fluctuations in quarterly operating results. Due to the risks identified below and elsewhere in "Risk Factors," sales to our largest customers have fluctuated and could fluctuate significantly between quarters. Sales to our customers typically involve large purchase commitments, and customers purchasing our products may generally reschedule without penalty. As a result, our quarterly operating results have fluctuated significantly in the past. Other factors that have had and may continue to influence our quarterly operating results include:

         o   the impact of changes in the DSL customer mix or product mix sold;
         o timing of product introductions or enhancements by us or our competitors;
         o changes in operating expenses which can occur because of product development costs, timing of customer reimbursements for research and development, pricing pressures;
         o   availability and pricing of key components;
         o   write-offs for obsolete inventory; and
         o   the other risks that are contained in this "Risk Factors" section.

Due to our fluctuations in quarterly results, we believe that period-to-period comparisons of our quarterly operating results are not necessarily meaningful. Our quarterly fluctuations make it more difficult to forecast our revenues. It is possible that in some future quarters our operating results will be below the expectations of securities analysts and investors, which may adversely affect our stock price. As long as we continue to depend on DSL products and new products, there is substantial risk of widely varying quarterly results, including the so-called "missed quarter" relative to investor expectations.

WE MAY EXPERIENCE DELAYS IN THE DEPLOYMENT OF NEW PRODUCTS.

Our past sales have resulted from our ability to anticipate changes in technology, industry standards and telephone company service offerings, and to develop and introduce new and enhanced products and services. Our continued ability to adapt to such changes will be a significant factor in maintaining or improving our competitive position and our prospects for growth. Factors resulting in delays in product development include:

         o   rapid technological changes in the telecommunications industry;
         o   our customers' lengthy product approval and purchase processes; and
         o our reliance on third-party technology for the development of new products.

There can be no assurance that we will successfully introduce new products on a timely basis or achieve sales of new products in the future. In addition, there can be no assurance that we will have the financial and manufacturing resources necessary to continue to successfully develop new products or to otherwise successfully respond to changing technology standards and telephone company service offerings. If we fail to deploy new products on a timely basis, then our product sales will decrease, our quarterly operating results could fluctuate, and our competitive position and financial condition would be materially and adversely affected.

THE TELECOMMUNICATIONS INDUSTRY IS A HIGHLY COMPETITIVE MARKET AND THIS COMPETITION MAY RESULT IN OPERATING LOSSES, A DECREASE IN OUR MARKET SHARE AND FLUCTUATIONS IN OUR REVENUE.

We expect competition to increase in the future especially as the DSL market develops. Because we are significantly smaller than most of our competitors, we may lack the financial resources needed to increase our market share. Many of our competitors are much larger than us and can offer a wider array of different products and services required for a telephone company's business than we do.

We expect continued aggressive tactics from many of our competitors such as:

         o   forward pricing of products;
         o   early announcements of competing products;
         o   bids that bundle DSL products with other product offerings; and
         o   intellectual property disputes.

OUR LACK OF BACKLOG MAY AFFECT OUR ABILITY TO ADJUST TO AN UNEXPECTED SHORTFALL IN ORDERS.

Because we generally ship products within a short period after receipt of an order, we typically do not have a material backlog (or known quantity) of unfilled orders, and our revenues in any quarter are substantially dependent on orders booked in that quarter. Our expense levels are based on anticipated future revenues and are relatively fixed in the short-term. Therefore, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of orders. Accordingly, any significant shortfall of demand in relation to our expectations or any material delay of customer orders would have an immediate adverse impact on our business and operating results.

INDUSTRY CONSOLIDATION COULD MAKE COMPETING MORE DIFFICULT.

Consolidation of companies offering high-speed telecommunications products is occurring through acquisitions, joint ventures and licensing arrangements involving our competitors, our customers and our customers' competitors. We cannot provide any assurances that we will be able to compete successfully in an increasingly consolidated telecommunications industry. Any heightened competitive pressures that we may face may have a material adverse effect on our business, prospects, financial condition and result of operations.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS WHO ARE ABLE TO EXERT A HIGH DEGREE OF INFLUENCE OVER US.

We have and will continue to depend on the large Regional Bell Operating Companies as well as and other telephone carriers including smaller local telephone carriers and new alternative telephone carriers, for substantially all of our revenues. Sales to the Regional Bell Operating Companies accounted for approximately 51.4%, 50.6% and 66.4% of our revenues in fiscal 2000, 2001 and 2002, respectively. Consequently, our future success will depend upon:

         o the timeliness and size of future purchase orders from the Regional Bell Operating Companies;
         o   the product requirements of the Regional Bell Operating Companies;
         o the financial and operating success of the Regional Bell Operating Companies; and
         o the success of the Regional Bell Operating Companies' services that use our products.

The Regional Bell Operating Companies and our other customers are significantly larger than we are and are able to exert a high degree of influence over us. These customers may generally reschedule orders without penalty to the customer. Even if demand for our products is high, the Regional Bell Operating Companies have sufficient bargaining power to demand low prices and other terms and conditions that may materially adversely affect our business and operating results.

Any attempt by a Regional Bell Operating Company or our other customers to seek out additional or alternative suppliers or to undertake the internal production of products would have a material adverse effect on our business and operating results. The loss of any or our customer could result in an immediate decrease in product sales and materially and adversely affect our business.

Conference Plus's customer base is very concentrated as its top ten customers represent a large portion of revenue. Customers of Conference Plus have expanded their requirements for our services, but there can be no assurance that such expansion will increase in the future. Additionally, Conference Plus's customers continually undergo review and evaluation of their conferencing and meeting services to evaluate the merits of bringing those services in-house rather than outsourcing those services. There can be no assurance in the future that Conference Plus's customers will bring some portion or all of their conferencing and meeting services in-house. Conference Plus must continually provide higher quality, lower cost services to provide maintain and grow its customer base. Any loss of a major account, would have a material adverse effect on Conference Plus. In addition, any merger or acquisition of a major customer could have a material adverse effect on Conference Plus.

OUR CUSTOMERS HAVE LENGTHY PURCHASE CYCLES THAT AFFECT OUR ABILITY TO SELL OUR PRODUCTS.

Prior to selling products to telephone companies, we must undergo lengthy approval and purchase processes. Evaluation can take as little as a few months for products that vary slightly from existing products or up to a year or more for products based on new technologies such as DSL and HDSL products. Accordingly, we are continually submitting successive generations of our current products as well as new products to our customers for approval. The length of the approval process can vary and is affected by a number of factors, including:

         o   the complexity of the product involved;
         o   priorities of telephone companies;
         o   telephone companies' budgets; and
         o   regulatory issues affecting telephone companies.

The requirement that telephone companies obtain Federal Communications Commission (FCC) approval for most new telephone company services prior to their implementation has in the past delayed the approval process. Such delays in the future could have a material adverse affect on our business and operating results. While we have been successful in the past in obtaining product approvals from our customers, there is no guaranty that such approvals or that ensuing sales of such products will continue to occur.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO THE RISKS OF CONDUCTING BUSINESS OUTSIDE THE UNITED STATES.

International revenues represented 9.0%, 16.0% and 6.5% of our revenues in fiscal 2000, 2001 and 2002, respectively. Because Conference Plus has expanded its conference call business in Europe by opening offices in Dublin, Ireland, we believe that our exposure to international risks may increase in the future. These risks include:

         o   foreign currency fluctuations;
         o   tariffs, taxes and trade barriers;
         o   difficulty in accounts receivable collection;
         o   political unrest; and
         o burdens of complying with a variety of foreign laws and telecommunications standards.

The occurrence of any of these risks would impact our ability to increase our revenue and become profitable, or could require us to modify significantly our current business practices.

OUR SERVICES ARE AFFECTED BY UNCERTAIN GOVERNMENT REGULATION AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

Many of our customers are subject to regulation from federal and state agencies, including the FCC and various state public utility and service commissions. While these regulations do not affect us directly, the effects of regulations on our customers may adversely impact our business and operating results. For example, FCC regulatory policies affecting the availability of telephone company services and other terms on which telephone companies conduct their business may impede our penetration of local access markets.

In addition, our business and operating results may also be adversely affected by the imposition of tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers or by the imposition of export restrictions on products that we sell internationally. Internationally, governments of the United Kingdom, Canada, Australia and numerous other countries actively promote and create competition in the telecommunications industry. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially and adversely affect our business and operating results.

POTENTIAL PRODUCT RECALLS AND WARRANTY EXPENSES COULD ADVERSELY AFFECT OUR ABILITY TO BECOME PROFITABLE.

Our products are required to meet rigorous standards imposed by our customers. Most of our products carry a limited warranty ranging from one to seven years. In addition, our supply contracts with our major customers typically require us to accept returns of products or indemnify such customers against certain liabilities arising out of the use of our products. Complex products such as those offered by us may contain undetected errors or failures when first introduced or as new versions are released. Because we rely on new product development to remain competitive, we cannot predict the level of these types of claims that we will experience in the future. Despite our testing of products and our comprehensive quality control program, there is no guaranty that our products will not suffer from defects or other deficiencies or that we will not experience material product recalls, product returns, warranty claims or indemnification claims in the future. Such recalls, returns or claims and the associated negative publicity could result in the loss of or delay in market acceptance of our products, affect our product sales, our customer relationships, and our ability to generate a profit.

INVESTORS COULD BE ADVERSELY AFFECTED BY FUTURE ISSUANCES AND SALES OF OUR SECURITIES.

Sales of substantial amounts of our common stock in the public market could adversely affect the market price of our securities. Westell has 64,921,934 shares of common stock outstanding as of August 19, 2002, and has the following obligations to issue additional class A common stock as of August 19, 2002:

         o options to purchase 11,617,528 shares of class A common stock, 4,053,015 of which are currently exercisable;
         o warrants to purchase 909,000 shares of class A common stock for $5.92 per share; and
         o warrants to purchase 512,820 shares of class A common stock for $1.95 per share.

These obligations could result in substantial future dilution with respect to our common stock.

WE RELY ON OUR INTELLECTUAL PROPERTY THAT WE MAY BE UNABLE TO PROTECT, OR WE MAY BE FOUND TO INFRINGE THE RIGHTS OF OTHERS.

Our success will depend, in part, on our ability to protect trade secrets, obtain or license patents and operate without infringing on the rights of others. We rely on a combination of technical leadership, trade secrets, copyright and trademark law and nondisclosure agreements to protect our non-patented proprietary expertise. These measures, however, may not provide meaningful protection for our trade secrets or other proprietary information. Moreover, our business and operating results may be materially adversely affected by competitors who independently develop substantially equivalent technology.

In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as U.S. law. The telecommunications industry is also characterized by the existence of an increasing number of patents and frequent litigation based on allegations of patent and other intellectual property infringement. From time to time we receive communications from third parties alleging infringement of exclusive patent, copyright and other intellectual property rights to technologies that are important to us.

There is no guaranty that third parties will not:

         o assert infringement claims against us in the future, and that such assertions will not result in costly litigation; or
         o that we would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms.

Further, such litigation, regardless of its outcome, could result in substantial costs to and diversion of our efforts. Any infringement claim or other litigation against or by us could have a material adverse effect on our business and operating results.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT COULD DILUTE OUR CURRENT STOCKHOLDERS.

We expect to continue to review potential acquisitions and we may acquire businesses, products or technologies in the future. In order to fund such acquisitions, we could:

         o issue equity securities that could dilute our current stockholders' percentage ownership;
         o   incur substantial debt; or
         o   assume contingent liabilities.

These events could harm our business and/or the price of our common stock. Acquisitions also entail numerous integration risks that could adversely affect our business, such as those listed as risks associated with the acquisition of Teltrend.

CONFERENCE PLUS'S LARGE COMPETITORS COULD ADVERSELY AFFECT CONFERENCE PLUS'S ABILITY TO MAINTAIN OR INCREASE ITS MARKET SHARE.

Conference Plus participates in the highly competitive industry of voice, video, and multimedia conferencing and meeting services. Competitors include stand-alone conferencing companies and major telecommunications providers. Conference Plus's ability to sustain growth and performance is dependent on its:

         o   maintenance of high quality standards and low cost position;
         o   international expansion; and
         o   evolving technological capability.

Any increase in competition could reduce our gross margin, require increased spending on research and development and sales and marketing, and otherwise materially adversely affect our business and operating results.

OUR PRINCIPAL STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE THAT COULD DISCOURAGE TRANSACTIONS INVOLVING A CHANGE OF CONTROL AND MAY AFFECT YOUR ABILITY TO RECEIVE A PREMIUM FOR CLASS A COMMON STOCK THAT YOU PURCHASE.

As of March 31, 2002, as trustees of a voting trust containing common stock held for the benefit of the Penny family and the Simon family, Robert C. Penny III and Melvin J. Simon have the exclusive power to vote over 60% of the votes entitled to be cast by the holders of our common stock. In addition, all members of the Penny family who are beneficiaries under this voting trust are parties to a stock transfer restriction agreement which prohibits the beneficiaries from transferring any class B common stock or their beneficial interests in the voting trust without first offering such class B common stock to the other Penny family members. Consequently, we are effectively under the control of Messrs. Penny and Simon, as trustees, who have sufficient voting power to elect all of the directors and to determine the outcome of most corporate transactions or other matters submitted to the stockholders for approval. Such control may have the effect of discouraging transactions involving an actual or potential change of control, including transactions in which the holders of class B common stock might otherwise receive a premium for their shares over the then-current market price.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of class A common stock offered under this prospectus.

                            SELLING SECURITY HOLDERS

         The following table lists the selling stockholders and other information regarding the beneficial ownership of common stock by each of the selling stockholders. All of the shares offered under this prospectus are shares issuable upon exercise of warrants held by the selling stockholders. Holders of class B common stock have four votes per share and holders of class A common stock have one vote per share. Class A common stock is freely transferable and class B common stock is transferable only to certain transferees but is convertible into class A common stock on a share-for-share basis. Percentage of beneficial ownership is based on 45,907,065 shares of class A common stock and 19,014,869 shares of class B common stock outstanding as of July 23, 2002.

                                    SHARES OWNED                                             SHARES OWNED
                                  PRIOR TO OFFERING           NUMBER OF                     AFTER OFFERING
                           --------------------------------    CLASS A     -----------------------------------------------
                                                               SHARES
                                                               OFFERED                  PERCENT OF  PERCENT OF  PERCENT OF
                                                                 UPON                    CLASS A     CLASS B     TOTAL
                              CLASS A         CLASS B        EXERCISE OF    CLASS A      COMMON      COMMON      VOTING
     STOCKHOLDER               SHARES          SHARES          WARRANTS      SHARES       STOCK       STOCK      POWER
     -----------               ------          ------          --------      ------       -----       -----      -----

Robert C. Penny III.....   170,940(1)(2)    18,268,297(3)      170,940         --           *         96.1%       59.9%
Melvin J. Simon..........  438,910(2)(4)(5) 19,014,868(3)(6)   256,410       182,500        *         100.0%      62.4%
Florence R. Penny.......   256,410(1)(2)(7)     --(8)          256,410         --           *           *           *
Marlene D. Foskett......   170,940(2)(7)        --(8)          170,940         --           *           *           *
Barbara J. Pruitt.......   170,940(1)(7)        --(8)          170,940         --           *           *           *
------------------
*    Less than 1%
(1)   Includes warrant to purchase 85,470 shares owned by The Marlene Diane
      Foskett Trust dated December 31, 1970 for which Barbara J. Pruitt,
      Florence R. Penny and Robert C. Penny III are co-trustees.
(2)   Includes warrant to purchase 85,470 shares owned by The Barbara J.
      McDonough Trust dated December 31, 1970 for which Marlene D. Foskett,
      Florence R. Penny and Robert C. Penny III are co-trustees.
(3)   Includes 18,268,297 shares of Class B Common Stock held by Messrs. Penny and Simon, as Trustees pursuant to a Voting Trust Agreement dated February
      23, 1994, as amended among Robert C. Penny III and Melvin J. Simon, as trustees and certain members of the Penny family and the Simon family. The
      Trustees have joint voting and dispositive power over all shares in the
      Voting Trust. Messrs. Penny and Simon each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest. The Voting Trust contains 4,661,645 shares held for the benefit of Mr. Penny and 437,804 shares held for the benefit of
      Mr. Simon. The address for Messrs. Penny and Simon is Melvin J. Simon &
      Associates, Ltd., 4343 Commerce Court, Suite 114, Lisle, Illinois 60532.
      The Voting Trust also holds 47,751 shares for the benefit of Florence R.
      Penny, 164,520 shares for the benefit of Barbara J. Pruitt, and 453,793 shares for the benefit of Marlene D. Foskett.
(4)   Includes (i) options to purchase 139,000 shares that are exercisable within 60 days of July 23, 2002, (ii) 9,500 shares held for the benefit of
      Stacy L. Simon, Melvin J. Simon's daughter for which Natalie Simon, Mr.
      Simon's wife, is custodian and has sole voting and dispositive power, and
      (iii) 2,000 shares held in trust for the benefit of Makayla G. Penny, Mr.
      Penny's daughter, for which Mr. Simon is trustee and has sole voting and dispositive power; Mr. Simon disclaims beneficial ownership of these shares.
(5)   Includes warrant to purchase 85,470 shares owned by the Marlene D. Foskett
      Trust under agreement Florence R. Penny Children's Trust dated December
      28, 1989 for which Melvin J. Simon is trustee. Includes warrant to purchase 85,470 shares owned by the Barbara J. McDonough Trust under agreement Florence R. Penny Children's Trust dated December 28, 1989 for which Melvin J. Simon is trustee. Includes warrant to purchase 85,470 shares owned by the Robert C. Penny III Trust under agreement Florence R.
      Penny Children's Trust dated December 28, 1989 for which Melvin J. Simon is trustee.
(6)   Includes 95,980 shares held in trust for the benefit of Sheri A. Simon and
      95,980 shares held in trust for Stacy L. Simon, Melvin J. Simon's daughters, for which Natalie Simon, Mr. Simon's wife, is custodian and has sole voting and dispositive power. Includes; 544,611 shares held in trust for the benefit of Mr. Penny's children, for which Mr. Simon is trustee and has sole voting and dispositive power. Mr. Simon disclaims beneficial ownership of these shares.
(7)   Includes warrant to purchase 85,470 shares held by The Robert Clinton
      Penny Trust Number Two dated December 30, 1974 for which Marlene D.
      Foskett, Florence R. Penny and Barbara J. Pruitt are co-trustees.
(8)   Does not include shares of Class B Common Stock held in the Voting Trust, described in footnote (3) above, for the benefit of this stockholder.


         Melvin J. Simon has served as Assistant Secretary and Assistant Treasurer of the Company since July 1995 and as a Director of the Company since August 1992. From August 1992 to July 1995, Mr. Simon served as Secretary and Treasurer of the Company. A Certified Public Accountant, Mr. Simon founded and has served as President of Melvin J. Simon & Associates, Ltd., a public accounting firm, since May 1980. Mr. Simon serves as a Director of the Company's 88% owned subsidiary Conference Plus, Inc.

         Robert C. Penny III has served as a Director of the Company since September 1998. He has been the managing partner of P.F. Management Co., a private investment company, since May 1980.

         Since 1984, Melvin J. Simon & Associates, Ltd. has provided accounting and other financial services to the Company. Mr. Simon, a director and the Assistant Secretary and Assistant Treasurer of the Company and Co-Trustee of the Voting Trust, is the sole owner of Melvin J. Simon & Associates, Ltd. The Company paid Melvin J. Simon & Associates, Ltd. approximately $15,475, $18,236 and $36,845 in fiscal 2000, 2001 and 2002, respectively, for its services. The Company believes that these services are provided on terms no less favorable to the Company than could be obtained from unaffiliated parties.

         The Company has granted Robert C. Penny III and Melvin J. Simon, as Trustees of the Voting Trust, certain registration rights with respect to the shares of Common Stock held in the Voting Trust.

         In June 2001, trusts for the benefit of Robert C. Penny III, a director of the Company, and other Penny family members, entered into a guaranty of $10 million of the Company's obligations under its revolving credit facility. In consideration of the guarantee, the Company has granted those trusts warrants to purchase 512,820 shares of Class A Common Stock for a period of five years at an exercise price of $1.95 per share (the fair market value on the date of grant) and agreed to grant registration rights with respect to shares acquired upon exercise.

                              PLAN OF DISTRIBUTION

         Sales of the shares being sold by the selling stockholders are for the selling stockholders' own accounts. We will not receive any proceeds from the sale of the shares offered hereby. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling stockholders have advised us that:

         o the shares may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, on The Nasdaq Stock Market, in sales occurring in the public market other than such market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions;

         o each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices;

         o some or all of the shares may be sold through brokers acting on behalf of the selling stockholders or to dealers for resale by such dealers including block trades in which brokers or dealers will attempt to sell the shares but may position and resell the block or principal; and

         o in connection with such sales, such brokers and dealers may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent which discounts and commissions may be less than or exceed those customary in the types of transactions involved. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this prospectus to any person who purchases any class A common stock from or through such broker or dealer. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker for the sale of their class A common stock.

         In offering the class A common stock covered hereby, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any class A common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         If necessary, the specific shares of our class A common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We entered into a registration rights agreement in connection with the private placement of the convertible debentures and the warrants which required us to register the underlying shares of our class A common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the class A common stock, including liabilities under the Securities Act of 1933 and to contribute to payments the parties may be required to make in respect thereof. We have agreed to indemnify and hold harmless the selling stockholders from certain liabilities under the Securities Act of 1933.

         Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the class A common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the class A common stock of the Company for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each selling stockholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the class A common stock by the selling stockholders. The foregoing may affect the marketability of the class A common stock.

         We will bear all expenses of the offering of the class A common stock, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders.

                                 LEGAL OPINIONS

         Our counsel, McDermott, Will & Emery, Chicago, Illinois, has rendered an opinion that the shares offered hereby are duly and validly issued, fully paid and non-assessable.

                                     EXPERTS

         The consolidated financial statements and schedule of Westell Technologies, Inc. at March 31, 2002 and 2001, and for the two years then ended, incorporated by reference in Westell Technologies, Inc.'s Annual Report (Form 10-K) for the year ended March 31, 2002, have been audited by Ernst & Young LLP, independent auditors, set forth in their report thereon, incorporated by reference in this Prospectus and Registration Statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements and schedule of Westell Technologies, Inc. at March 31, 2000, and for the year then ended, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

         After reasonable efforts, we have been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference of such financial statements in amendments to the Registration Statement. Accordingly, we have omitted such consents in reliance upon Rule 437a of the Securities Act of 1933.

         Because Arthur Andersen LLP has not consented to the incorporation by reference of our financial statements in amendments to the Registration Statement, you may not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in such financial statements or any omissions to state a material fact required to be stated therein.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

SEC registration fee.................................................    $    55
Printing expenses....................................................      1,000
Fees and expenses of counsel.........................................      3,000
Fees and expenses of accountants.....................................      2,000
Miscellaneous........................................................      5,000
                                                                         -------
         Total.......................................................    $11,055
                                                                         =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's Restated Certificate of Incorporation contains a provision which eliminates directors' personal liability as set forth above.

         The Delaware General Corporation Law (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

         The Company's Restated Certificate of Incorporation provides for indemnification to the fullest extent authorized by Section 145 of the Delaware General Corporation Law for directors, officers and employees of the Company and also to persons who are serving at the request of the Company as directors, officers or employees of other corporations (including subsidiaries); provided that, with respect to proceedings initiated by such indemnitee, indemnification shall be provided only if such proceedings were authorized by the Board of Directors. This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

         The Company maintains a directors' and officers' liability insurance and corporate reimbursement policy insuring directors and officers against loss arising from claims made arising out of the performance of their duties.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                          DESCRIPTION
------                                          -----------

4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.12 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001).

4.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended March 31, 2001.

5             Opinion of McDermott, Will & Emery regarding legality

23.1          Consent of McDermott, Will & Emery (included in Exhibit 5)

23.2          Consent of Ernst & Young LLP

24 Power of Attorney included on signature page of the registration statement

------------------


ITEM 17.  UNDERTAKINGS.

         1.  The undersigned registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrants is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Illinois, on the 17th day of March, 2002.

                                            Westell  Technologies, Inc.


                                            By:  /s/ Nicholas C. Hindman
                                                     Nicholas C. Hindman
                                                     Chief Financial Officer and
                                                     Senior Vice President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melvin J. Simon and Nicholas C. Hindman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the 17th day of March, 2002.

                         SIGNATURE                                                    TITLE
                         ---------                                                    -----

/s/  E. Van Cullens                                          President, Chief Executive Officer and Director
------------------------------------------------------
                      E. Van Cullens

/s/ John W. Seazholtz                                        Chairman of Board of Directors
------------------------------------------------------
                     John W. Seazholtz

/s/ Melvin J. Simon                                          Assistant Secretary and Assistant Treasurer and Director
------------------------------------------------------
                      Melvin J. Simon

/s/ Nicholas C. Hindman                                      Senior Vice President and Chief Financial Officer
------------------------------------------------------       (principal financial officer and accounting officer)
                    Nicholas C. Hindman

/s/ Paul A. Dwyer                                            Director
------------------------------------------------------
                       Paul A. Dwyer

/s/ Robert C. Penny                                          Director
------------------------------------------------------
                      Robert C. Penny

/s/ Thomas A. Reynolds III                                   Director
------------------------------------------------------
                  Thomas A. Reynolds III


/s/ Roger L. Plummer                                         Director
------------------------------------------------------
                     Roger L. Plummer

/s/ Bernard F. Sergesketter                                  Director
------------------------------------------------------
                  Bernard F. Sergesketter
